   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2000.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 14D-9
                                (AMENDMENT NO. 1)
                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                         OXFORD RESIDENTIAL PROPERTIES I
                               LIMITED PARTNERSHIP
                            (NAME OF SUBJECT COMPANY)

                         OXFORD RESIDENTIAL PROPERTIES I
                               LIMITED PARTNERSHIP
                      (NAME OF PERSON(S) FILING STATEMENT)

                            ASSIGNEE UNITS OF LIMITED
                              PARTNERSHIP INTEREST
                         (TITLE OF CLASS OF SECURITIES)

                                      NONE
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                                   ----------

                                 PATRICK J. FOYE
                            EXECUTIVE VICE PRESIDENT
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           COLORADO CENTER, TOWER TWO
                          2000 SOUTH COLORADO BOULEVARD
                                  SUITE 2-1000
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
               TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF
                         THE PERSON(S) FILING STATEMENT)

                                   ----------

                                    COPY TO:
                             GREGORY M. CHAIT, ESQ.
                            KATHERINE M. KOOPS, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                 SIXTEENTH FLOOR
                           191 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

================================================================================

                  This amendment to Schedule 14D-9 is filed solely to reflect further correspondence to unitholders as reflected in Exhibits (a) and (b) below.


Item 9.       Exhibits.

              (a)  Letter to unitholders mailed on October 30, 2000.

              (b) Acknowledgement and Agreement dated October 10, 2000 (previously filed as Exhibit 3 to the initial Schedule TO on October 10, 2000).

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 30, 2000

                                     OXFORD RESIDENTIAL PROPERTIES I LIMITED
                                     PARTNERSHIP, a Maryland limited partnership

                                     By: Oxford Residential Properties I
                                         Corporation, a Maryland corporation

                                         Its Managing General Partner

                                     By:  /s/ Patrick J. Foye
                                         ---------------------------------------
                                         Patrick J. Foye
                                         Executive Vice President

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER         DESCRIPTION
--------       -----------
  (a)          Letter to unitholders mailed on October 30, 2000.

  (b)          Acknowledgement and Agreement dated October 10, 2000
               (previously filed as Exhibit 3 to the initial Schedule TO on October 10, 2000).